Exhibit 99.1

Contact:	Investors — Will Lyons, (617) 532.8104, ir@enernoc.com
Media — Sarah McAuley, (617) 532.8195, news@enernoc.com

EnerNOC Reports Second Quarter 2010 Financial Results

Increases 2010 Revenue and EPS Guidance

•                  Second quarter revenues increased 57% year-over-year to $66.5 million

•                  Quarterly net income of $1.1 million, or $0.04 per diluted share

•                  Generated $7.9 million of cash flow from operating activities during the second quarter

•                  Revenue and earnings guidance increased for full year 2010

BOSTON, MA, August 4, 2010 — EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of clean and intelligent energy management applications and services, today announced financial results for the second quarter ended June 30, 2010.

“EnerNOC achieved another quarter of strong growth,” said Tim Healy, EnerNOC’s Chairman and Chief Executive Officer. “We are approaching 5,000 megawatts under management sooner than expected due to strong sales that have increased our market share in key utility and grid operator territories.  We are also continuing to experience sales momentum for our non-demand response applications and services.  As a result of this traction, we are raising our revenue and earnings guidance for 2010.”

Healy added, “Our key contract wins have enhanced our long-term visibility as we currently have over $1.1 billion of Contracted Revenue, which we believe serves as a strong indicator of continued profitable growth in the years to come.”

Financial Summary

The following financial results are reported on a U.S. GAAP-basis, unless otherwise noted:

Revenues — Revenues for the second quarter of 2010 were $66.5 million, compared to $42.4 million for the same period in 2009, an increase of $24.1 million, or 57%.  As of June 30, 2010, the Company had deferred revenue of $7.4 million, compared to $4.0 million as of March 31, 2010.

Cost of Revenues — Cost of revenues for the second quarter of 2010 was $37.6 million, compared to $24.3 million for the same period in 2009, an increase of $13.3 million, or 55%.

Gross Profit/Gross Margin — Gross profit for the second quarter of 2010 was $29.0 million, compared to $18.1 million for the same period in 2009, an increase of $10.9 million, or 60%.  Gross margin was 43.6% for the second quarter of 2010, compared to 42.8% for the same period in 2009.

Operating Expenses — Operating expenses for the second quarter of 2010 were $27.2 million, compared to $22.5 million for the same period in 2009, an increase of $4.7 million, or 21%.

Net Income (Loss) —

GAAP net income for the second quarter of 2010 was $1.1 million, or $0.04 per basic and diluted share, compared to a net loss of $5.7 million, or $0.29 per basic and diluted share, for the same period in 2009, an increase of $6.8 million.  Excluding stock-based compensation charges and amortization expense related to acquisition-related assets, net of tax effects, non-GAAP net income for the second quarter of 2010 was $4.3 million, or $0.18 per basic share and $0.17 per diluted share, compared to a non-GAAP net loss of $2.3 million, or $0.12 per basic and diluted share, for the same period in 2009, an increase of $6.6 million.

Please refer to the financial schedules attached to this press release for reconciliation of GAAP to non-GAAP net income (loss) and net income (loss) per share.

Cash and Cash Equivalents — As of June 30, 2010, the Company had cash and cash equivalents totaling $118.5 million, a decrease of $1.2 million from cash and cash equivalents as of December 31, 2009.  The Company generated $7.9 million of positive cash flow from operating activities in the second quarter of 2010, and a total of $11.0 million of positive cash flow from operating activities in the first half of 2010.

Business Update

EnerNOC’s second quarter 2010 business highlights included:

•                  Increasing its commercial, institutional, and industrial (C&I) network to over 4,800 megawatts under management across approximately 3,300 customers and 8,000 sites as of June 30, 2010.

•                  Improving its operating leverage as evidenced by an increase in megawatts under management per full-time employee to over 10.3 as of June 30, 2010, up from 8.8 as of June 30, 2009.

•                  Securing more than 40% market share in the 2013-14 PJM Emergency Load Response Program, leading to an expectation of more than $200 million of future revenue in that territory during that program year.

•                  Signing agreements with two utilities — Tucson Electric Power (“TEP”) and Pacific Gas & Electric (“PG&E”) — to deliver a total of 70 megawatts of demand response capacity, both of which were subject to regulatory approval as of June 30, 2010.

•                  Winning a three-year contract worth approximately $10 million, to provide the Commonwealth of Massachusetts a comprehensive Enterprise Energy Management System at up to 470 state-owned facilities totaling over 17 million square feet.  The initial phase of this project includes a deployment of CarbonSMART, the Company’s carbon accounting software, which is one of the largest Software-as-a-Service initiatives in the United States.

Company Update

In July 2010, the Company:

•                  Entered into a definitive, 10-year, 560-megawatt contract with Tennessee Valley Authority, the largest contract in Company history, and received regulatory approval for its contract with TEP, bringing the Company’s currently Contracted Revenue to over $1.1 billion, up from $750 million as of June 30, 2009.

•                  Along with one of its subsidiaries, entered into a third loan modification agreement to its loan and security agreement (Credit Facility) with Silicon Valley Bank, which extended the $50 million revolving credit line maturity date of the Credit Facility from August 5, 2010 to February 4, 2011, as well as modified certain of the Company’s financial covenant compliance requirements.

Financial Outlook

The Company currently expects to deliver the following financial results for the quarter ending September 30, 2010 and for the year ending December 31, 2010:

	Q3 2010	FY 2010
Revenue	$157-$164 million	$273-$285 million
GAAP Diluted EPS	$1.45 — $1.55	$0.32 — $0.42
Non-GAAP Diluted EPS	$1.60 — $1.70	$0.94 — $1.04

The above statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  The Company assumes no obligation to publicly update or revise its financial outlook.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in the Company’s filings with the Securities and Exchange Commission.

Webcast Reminder

The Company will host a conference call today, August 4, 2010 at 5:00 p.m., Eastern Time, to discuss the Company’s second quarter 2010 operating results, as well as other forward-looking information about the Company’s business.  Domestic callers may access the earnings conference call by dialing 877-837-3911 (International callers, dial 973-796-5063).  Investors and other interested parties may also go to the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call.  Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software.  A replay of the conference call will be available on the Company’s website noted above or by phone (dial (800) 642-1687 and enter the pass code  90420140) until August 12, 2010.

About EnerNOC

EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. We accomplish this by delivering world-class energy management applications including DemandSMART™, comprehensive demand response; SiteSMART™, data-driven energy efficiency; SupplySMART™, energy price and risk management; and CarbonSMART™, enterprise carbon management. Our Network Operations Center (NOC) continuously supports these applications across thousands of C&I customer sites throughout the world. Working with more than 100 utilities and grid operators globally, we deliver energy, ancillary services, and carbon mitigation resources that provide cost-effective alternatives to investments in traditional power generation, transmission, and distribution. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, Contracted Revenues that the Company expects to earn in the future, and the future growth and success of the Company’s clean and intelligent energy management applications and services, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  In addition, certain of the Company’s contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies.  There can be no assurance that such approvals will be obtained.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contracted Revenues

Contracted Revenues represent EnerNOC’s estimate of total payments that it currently expects to earn in connection with providing demand response services to grid operators and utilities under long-term contracts and pursuant to open market bidding programs, as well as providing energy management services to its commercial, institutional and industrial customers.  As of the date of this press release, EnerNOC expects approximately 77% of this Contracted Revenue to be earned by May 31, 2014.

Assumptions Regarding Contracted Revenues:

The Contracted Revenues estimated from EnerNOC’s long-term contracts, accepted bids in open market bidding programs and its provision of energy management services have been prepared by management and are based upon contractual terms, open market bidding program rules and a number of assumptions, including:

• EnerNOC’s ability to provide to its utility and grid operator customers the capacity that it has committed to provide under long-term contracts and pursuant to accepted bids in open market bidding programs. The Company’s expectations are based on its experience to date in building out its existing load management systems;

• EnerNOC’s contracts with its utility and grid operator and commercial, institutional and industrial  customers not being terminated, modified or delayed or becoming subject to governmental regulation that could materially and adversely affect EnerNOC’s interests;

• the rules and assumed pricing of the various open market bidding programs in which EnerNOC participates remaining unchanged in all material respects;

• the rate of termination of EnerNOC’s commercial, institutional and industrial customers under its long-term contracts remaining consistent with EnerNOC’s historical average;

• the electricity consumption of EnerNOC’s commercial, institutional and industrial customers remaining consistent with historical use throughout the term of its contracts with such customers; and

• EnerNOC’s ability to obtain regulatory approval for its long-term contracts with certain utility and grid operator customers where such approval is required.  Less than 1% of the contracted revenue referenced in this release is subject to such regulatory approval as of the date of this release.

Any differences among these assumptions, other factors, and EnerNOC’s actual experiences may result in actual revenues earned in future periods differing from management’s current estimate of Contracted Revenues to be earned. In management’s view, such information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and, to the best of management’s knowledge and belief, presents the assumptions and considerations on which EnerNOC bases its belief that it can earn such Contracted Revenues.

Use of Non-GAAP Financial Measures

EnerNOC continues to provide all information required in accordance with GAAP and also provides certain non-GAAP financial measures.  A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.  EnerNOC provides non-GAAP net income (loss) and non-GAAP net income (loss) per share data as additional information relating to EnerNOC’s operating results. EnerNOC presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) or net income (loss) per share prepared in accordance with GAAP.

EnerNOC’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with FASB ASC Topic 718 and amortization expense related to acquisition-related assets, to evaluate its ongoing operations and for internal planning and forecasting purposes.  Accordingly, EnerNOC believes it is useful for its investors to review, as applicable, information that both includes and excludes stock-based compensation and amortization expense related to acquisition-related assets in order to assess the performance of EnerNOC’s business and for planning and forecasting in future periods.  Whenever EnerNOC reports non-GAAP financial measures, a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure will be made available.  Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In EnerNOC’s earnings releases, conference calls, slide presentations or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G.  The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements and can be found on the Investor Relations page of the EnerNOC corporate Web site at http://investor.enernoc.com.

Source: EnerNOC, Inc.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except for share and per share data)

EnerNOC, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$66,548	$42,402	$94,669	$60,825
Cost of revenues	37,556	24,267	56,102	34,792
Gross profit	28,992	18,135	38,567	26,033

Operating expenses:
Selling and marketing	12,285	9,212	22,136	17,879
General and administrative	12,398	11,395	25,410	21,097
Research and development	2,494	1,876	4,551	3,413
Total operating expenses	27,177	22,483	52,097	42,389
Income (loss) from operations	1,815	(4,348)	(13,530)	(16,356)
Interest and other expense, net	(480)	(1,214)	(502)	(1,559)
Income (loss) before income tax expense	1,335	(5,562)	(14,032)	(17,915)
(Provision for) benefit from income tax	(257)	(167)	910	(348)
Net income (loss)	$1,078	$(5,729)	$(13,122)	$(18,263)

Earnings (loss) per share:
Basic earnings (loss) per common share	$0.04	$(0.29)	$(0.54)	$(0.91)
Diluted earnings (loss) per common share	$0.04	$(0.29)	$(0.54)	$(0.91)

Weighted average number of common shares outstanding
Basic	24,371,125	20,034,562	24,212,004	19,983,803
Diluted	25,861,957	20,034,562	24,212,004	19,983,803

EnerNOC, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$118,511	$119,739
Restricted cash, including non-current	7,874	7,874
Accounts receivable, net	23,489	17,421
Unbilled revenue	29,799	40,388
Deposits, including non-current	3,901	3,297
Prepaid expenses and other current assets	9,280	4,350
Property and equipment, net	36,043	31,344
Goodwill and intangible assets, net	32,092	29,628
Other assets	983	981
Total assets	$261,972	$255,022

Liabilities and Stockholders’ Equity
Accounts payable	$2,061	$55
Accrued capacity payments	40,230	40,534
Accrued payroll and related expenses	9,276	9,688
Accrued expenses and other current liabilities	6,362	3,706
Contingent consideration liability	1,478	1,455
Deferred revenue	7,411	3,319
Long-term debt, including current portion	55	73
Other liabilities	897	1,217
Stockholders’ equity	194,202	194,975
Total liabilities and stockholders’ equity	$261,972	$255,022

EnerNOC, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash provided by (used in) operating activities	$10,976	$(10,219)
Cash used in investing activities	(14,647)	(7,505)
Cash provided by financing activities	2,455	449
Effects of exchange rate changes on cash	(12)	19
Net decrease in cash and cash equivalents	$(1,228)	$(17,256)

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this earnings release and related conference call or webcast to the most directly comparable financial measure prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  The reconciliation for historic non-GAAP measures is provided herein on a quantitative basis and for non-GAAP measures that are forward-looking is provided herein on a qualitative basis.

The non-GAAP measures used in this earnings release and related conference call differ from GAAP in that they exclude expenses related to stock-based compensation and amortization expense related to acquisition-related assets. The Company’s basis for these adjustments is described below. Management uses these non-GAAP measures for internal reporting and forecasting purposes. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Management uses these non-GAAP financial measures when evaluating the Company’s operating performance and believes that such measures are useful to investors and financial analysts in assessing the Company’s operating performance due to the following factors:

•                  The Company believes that the presentation of non-GAAP measures that adjust for the impact of stock-based compensation expenses and amortization expense related to acquisition-related assets provides investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the company’s operating results and underlying operational trends.

•                  Although stock-based compensation is an important aspect of the compensation of the Company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.

•                  The Company does not acquire intangible assets on a predictable cycle. The Company’s intangible assets relate solely to business acquisitions.  Amortization costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

These non-GAAP financial measures are not prepared in accordance with GAAP. These measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as net income and loss per share) and should not be considered measures of the Company’s liquidity.

EnerNOC, Inc.

NON-GAAP FINANCIAL MEASURES RECONCILIATION

(in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

GAAP Net income (loss)	$1,078	$(5,729)	$(13,122)	$(18,263)
ADD: Stock-based compensation	3,658	3,255	8,004	6,074
ADD: Amortization expense of acquired intangible assets	368	163	756	332
LESS: Income tax effect of Non-GAAP adjustments (1)	(775)	—	(568)	—
Non-GAAP Net income (loss)	$4,329	$(2,311)	$(4,930)	$(11,857)

GAAP earnings per basic share	$0.04	$(0.29)	$(0.54)	$(0.91)
ADD: Stock-based compensation	0.15	0.16	0.33	0.30
ADD: Amortization expense of acquired intangible assets	0.02	0.01	0.03	0.02
LESS: Income tax effect of Non-GAAP adjustments	(0.03)	—	(0.02)	—
Non-GAAP Net income (loss) per basic share	$0.18	$(0.12)	$(0.20)	$(0.59)

GAAP earnings per diluted share	$0.04	$(0.29)	$(0.54)	$(0.91)
ADD: Stock-based compensation	0.14	0.16	0.33	0.30
ADD: Amortization expense of acquired intangible assets	0.02	0.01	0.03	0.02
LESS: Income tax effect of Non-GAAP adjustments	(0.03)	—	(0.02)	—
Non-GAAP Net income (loss) per diluted share	$0.17	$(0.12)	$(0.20)	$(0.59)

Weighted average number of common shares outstanding
Basic	24,371,125	20,034,562	24,212,004	19,983,803
Diluted	25,861,957	20,034,562	24,212,004	19,983,803

(1)  Represents the increase in the income tax provision recorded for the three months ended June 30, 2010 based on our effective tax rate for the three months ended June 30, 2010. Represents the reduction in the income tax benefit recorded for the six months ended June 30, 2010 based on our effective tax rate for the six months ended June 30, 2010.